Exhibit 99.1

CORPORATE INVESTOR RELATIONS	CONTACT:	Robert M. Warwick
(206) 762-0993		Chief Financial Officer
www.stockvalues.com		(415) 275-5100

NEWS RELEASE

www.willislease.com

Willis Lease Finance Reports 2005 Profit of $4.2 Million

Fourth Quarter Earnings Rise 13% to $2.2 Million

SAUSALITO, CA – March 31, 2006—Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported net income increased to $2.2 million, or $0.22 per diluted share, in the fourth quarter compared to $1.9 million, or $0.20 per diluted share, in the fourth quarter of 2004. For the full year 2005, the Company earned $4.2 million, or $0.44 per diluted share, compared to $5.5 million, or $0.59 per diluted share, in 2004.

“Two major capital projects were the focus of our efforts during 2005. After more than four years of hard work, we closed WEST, the Willis Engine Securitization Trust, one of the most important financial transactions in our history. The $228 million in term notes with expected maturities of 13-15 years, coupled with $114 million in warehouse availability, lengthened the maturity of over half of our debt and also provided immediate additional debt capital to grow the company,” said Charles F. Willis, President and CEO.

“The second major financing, a $33 million preferred stock offering, closed in early February of this year, and provided a significant amount of new equity capital. While we initially used the proceeds to pay down short term debt, over time we intend to leverage this equity with additional debt to acquire more equipment. Having completed these two financings, the company is well-positioned to take advantage of growth opportunities.”

With the additional capital from the WEST transaction, the lease portfolio increased 7% to $541 million in 2005, most of which occurred in the fourth quarter. In addition, on December 30, 2005 the company formed a joint venture with Oasis International Leasing (USA), Inc., which acquired two Airbus A340-313 aircraft on long-term lease to Emirates, one of the fastest growing airlines in the world. “Between the closing of the WEST transaction in August and the end of the year, we invested $122 million in additional equipment—either directly or through joint ventures,” said Donald A. Nunemaker, Chief Operating Officer.

“Conditions in the aviation industry are the best they have been in a long time, reflecting strong global economic activity,” Willis commented. “The cost cutting and fleet rationalization efforts from the past few years are beginning to show solid results, especially here in the U.S. Many favorable trends have emerged including rising yields, record load factors and demand growing faster than capacity in numerous markets. Europe continues to do well. Market growth in China and India is particularly impressive, as are forecasts for continued growth in these areas. We now have engine pooling arrangements in both Europe and China and look forward to further developing this innovative marketing tool.”

2005 In Review

•                  The utilization rate reached its highest level in years, hitting 97% at the end of the third quarter and finishing the year at or above 90% for nine straight months through the end of December.

•                  Lease revenue increased 9% over last year, boosted by higher utilization, higher lease rates and fourth quarter portfolio growth.

•                  We purchased 20 engines and sold 11, ending the year with 124. Also, we wrote leases with 12 new customers.

•                  With the completion of the WEST transaction, the prior warehouse credit facility was paid off, resulting in the write-off of $1.4 million of unamortized capitalized financing costs. The benefits achieved by the WEST transaction should, over time, far outweigh the near term impact of this write-off.

•                  The restatement of earnings related to our derivative accounting makes comparisons between last year and this year difficult. The inclusion of the change in fair value of derivative instruments in the income statement, rather than accumulated other net income in shareholders’ equity on the balance sheet, resulted in a pre-tax benefit in net finance costs of $1.4 million in 2005 and $2.1 million in 2004.

•                  Total expenses, led by higher interest expense, increased $11.0 million in 2005 over 2004, while total revenue increased $8.6 million during the same period, which resulted in a decline in pretax income of $2.4 million, or 30%, and a reduction in net income of $1.3 million, or 24%.

Results from Operations

“One of our major goals has been to increase our average utilization rate to above 90%. We accomplished that goal during 2005,” said Nunemaker. “Average utilization in 2005 improved to 91% from 89% in 2004 and 87% in 2003. At December 31, 2005, our utilization rate was 91%, which includes the effect of four brand new engines purchased between November 22, 2005 and year-end that remained off-lease at year-end.”

Lease revenue in 2005 was up 9% to $63.1 million compared to $58.2 million in 2004. Fourth quarter lease revenue increased 12% to $17.0 million compared to $15.1 million in the fourth quarter a year ago. Sales of equipment generated a net gain of $2.9 million in the fourth quarter and $7.1 million for the full year, compared to $1.9 million and $3.1 million in the respective periods of 2004. Total revenues grew 16% to $19.9 million in the fourth quarter and were up 14% to $70.6 million for the full year compared to the year ago periods.

Total expenses in 2005 increased 20% to $65.0 million from $54.0 million a year ago. In the fourth quarter of 2005, total expenses increased 18% to $17.0 million from $14.4 million in the fourth quarter of 2004. Depreciation, the largest single expense, increased 9% in 2005 and 11% in the fourth quarter compared to the same periods last year.

General and administrative expense increased 14% in 2005 to $16.9 million compared to $14.8 million a year ago, due primarily to net operating costs of the corporate aircraft, higher employment related costs and increased bad debt expenses.

Net finance costs rose 47% in 2005 to $22.8 million compared to $15.5 million in 2004. In addition to the steep rise in short-term interest rates, two non-cash items significantly impacted our net finance costs for 2005 and the comparison to 2004. The first item related to the repayment of the prior warehouse credit facility following the close of the WEST transaction, which required that the unamortized capitalized financing costs of $1.4 million from that facility be written off. The second item related to the restatement of financial statements to conform to the accounting requirements of SFAS 133 “Accounting for Derivative Instruments and Hedging Activities”, which moved the change in fair value of derivative instruments from accumulated other net income in shareholders’ equity on the balance sheet into net finance costs on the income statement. The result of the restatement was to reduce net finance costs by $1.4 million and $2.1 million in 2005 and 2004, respectively.

Additionally, the cash settlement portion of these derivatives generated a benefit of $200,000 in 2005 and an expense of $1.6 million in 2004. As a result, total realized and unrealized (gains) and losses from derivative instruments was a gain of $1.6 million in 2005 compared to a gain of $500,000 in 2004. “We have improved the documentation for our interest rate swaps, and hedge accounting treatment is effective as of December 1, 2005, which will considerably reduce the volatility in our net finance costs,” said Robert M. Warwick, Chief Financial Officer. “Furthermore, our hedging strategy is beginning to provide some protection against rising interest rates, having effectively reduced net finance costs in 2005.”

Balance Sheet

At December 31, 2005, the Company had 124 commercial jet engines, 3 aircraft parts packages, 5 aircraft and other engine-related equipment in its lease portfolio with a net book value of $541 million, compared to 115 commercial jet engines, 3 aircraft parts packages, 5 aircraft and other engine-related equipment with a net book value of $504 million at December 31, 2004. “Additionally, we made an investment of $8.9 million in a joint venture which acquired two Airbus A340-313 aircraft,” Willis noted.

Total assets increased 12% to $656 million at December 31, 2005, compared to $586 million a year ago. Shareholders’ equity grew 4% to $121 million, or $13.27 per common share, compared to $117 million, or $12.79 per common share, at December 31, 2004.

During 2005, the Company paid off its previous warehouse facility with the proceeds of WEST, which among other things, provided a new $114 million warehouse facility. The Company had approximately $106 million of availability under its credit facilities at December 31, 2005 compared to approximately $31.5 million a year ago. The Company’s funded debt to equity ratio was 3.36 to 1 at December 31, 2005, compared to 3.18 to 1 at the end of last year.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made; and the Company undertakes no obligation to update them. The Company’s actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; the ability of the Company to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital to the Company and to its customers; the ability of the Company to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting and tax standards; the market value of engines; and other risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income

(In thousands, except per share data, audited)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2005	2004	Change	2005	2004	Change
REVENUE
Lease revenue	$16,926	$15,083	12.2%	$63,119	$58,177	8.5%
Gain on sale of leased equipment	2,898	1,888	53.5%	7,061	3,085	128.9%
Other income	81	141	(42.6)%	366	677	(45.9)%
Total revenue	19,905	17,112	16.3%	70,546	61,939	13.9%

EXPENSES
Depreciation expense	6,708	6,071	10.5%	25,291	23,198	9.0%
Write-down of equipment	81	—		81	577	(86.0)%
General and administrative	4,373	3,972	10.1%	16,880	14,791	14.1%
Net finance costs
Interest expense	7,241	4,870	48.7%	24,514	16,350	49.9%
Interest income	(553)	(150)	268.7%	(1,541)	(434)	255.1%
Realized and unrealized (gains) and losses on derivative instruments	(868)	(401)	116.5%	(1,589)	(465)	241.7%
Loss upon extinguishment of debt	—	—		1,375	—	100.0%
Total net finance costs	5,820	4,319	34.8%	22,759	15,451	47.3%
Total expenses	16,982	14,362	18.2%	65,011	54,017	20.4%

Income before income taxes	2,923	2,750	6.3%	5,535	7,922	(30.1)%

Income tax expense	(770)	(851)	(9.5)%	(1,358)	(2,439)	(44.3)%
Net income	$2,153	$1,899	13.4%	$4,177	$5,483	(23.8)%

Basic earnings per common share	$0.24	$0.21		$0.46	$0.61

Diluted earnings per common share	$0.22	$0.20		$0.44	$0.59

Average common shares outstanding	9,147	8,975		9,075	8,925
Diluted average common shares outstanding	9,601	9,330		9,515	9,276

Consolidated Balance Sheets

(In thousands, except share data, audited)

	Dec. 31,	Dec. 31,
	2005	2004
ASSETS
Cash and cash equivalents	$6,346	$5,540
Restricted cash	61,257	46,324
Equipment held for operating lease, less accumulated depreciation	540,657	503,522
Equipment held for sale	6,223	7,921
Operating lease related receivable, net of allowances	4,512	1,630
Notes receivable	161	436
Investments	10,347	1,480
Assets under derivative instruments	2,515	1,398
Property, equipment & furnishings, less accumulated depreciation	7,662	7,537
Other assets	15,997	9,670
Total assets	$655,677	$585,458

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$26,152	$7,280
Deferred income taxes	28,588	27,530
Notes payable	407,551	369,840
Maintenance reserves	63,156	56,871
Security deposits	3,964	2,088
Unearned lease revenue	4,793	5,381
Total liabilities	534,204	468,990

Shareholders’ equity:
Preferred stock (none outstanding)	$—	$—
Common stock ($0.01 par value)	92	90
Paid-in capital in excess of par	63,618	62,631
Accumulated other comprehensive gain/(loss), net of tax	(161)
Retained earnings	57,924	53,747
Total shareholders’ equity	121,473	116,468

Total liabilities and shareholders’ equity	$655,677	$585,458

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Note:  Transmitted on Business Wire on March 31, 2006 at 3:30 a.m. PST.